                   (KPMG Peat Marwick LLP letterhead appears here)

Page 1



Securities and Exchange Commission
Washington, D.C. 20549




December 26, 1996



Ladies and Gentlemen:



We were previously principal accountants for FRD Acquisition Co. ("FRD") and, under the date of May 22, 1996, we reported on the balance sheet of FRD as of May 22, 1996. On December 2, 1996, our appointment as principal accountants was terminated. We have read FRD's statements included under item 4 of its Form 8-K/A dated December 26, 1996 with respect to KPMG Peat Marwick LLP, and we agree with such statements.


Very truly yours,

(Signature of KPMG Peat Marwick LLP)